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                                                                    Exhibit 5.1

Aurora Foods Inc.
456 Montgomery Street
Suite 2200
San Francisco, CA 94104

Gentlemen:

    We have acted as special counsel to Aurora Foods Inc. (the "Company") in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $200 million aggregate principal amount of 8 3/4% Series B Senior Subordinated Notes due 2008 of the Company (the "New Notes") to be offered and issued by the Company under an Indenture dated as of July 1, 1998 by and among the Company and Wilmington Trust Company, as Trustee.

    Upon the basis of the forgoing, we are of the opinion that, upon issuance thereof in the manner described in the Registration Statement the New Notes will be valid and binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                      Very truly yours,

                                      /s/ White & Case LLP